May 12th, 2014

Jim Greenwell
4790 S. Ogden
Englewood, CO 80013

Dear MusclePharm Board of Directors:

I, Jim Greenwell hereby resign from my Independent Board of Directors position effective immediately.

Sincerely,

Jim Greenwell

James.greenwell@icloud.com